Exhibit 99.1

BeiGene Announces the Approval of BRUKINSA™ (Zanubrutinib) in China for Patients with Relapsed/Refractory Chronic Lymphocytic Leukemia or Small Lymphocytic Lymphoma and Relapsed/Refractory Mantle Cell Lymphoma
First approvals for BRUKINSA in China and its first indication for relapsed/refractory chronic lymphocytic leukemia/small lymphocytic lymphoma
BEIJING, China and CAMBRIDGE, Mass., June 3, 2020 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced that its BTK inhibitor BRUKINSA™ (zanubrutinib) has received approval from the China National Medical Products Administration (NMPA) in two indications – the treatment of adult patients with chronic lymphocytic leukemia (CLL) /small lymphocytic lymphoma (SLL) who have received at least one prior therapy, and the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. Both new drug applications (NDAs) were previously granted priority review by the Center for Drug Evaluation (CDE) of the NMPA.
BRUKINSA received accelerated approval from the U.S. Food and Drug Administration (FDA) as a treatment for MCL in adult patients who have received at least one prior therapy in November 2019.
“The concurrent approvals of BRUKINSA in R/R CLL/SLL and R/R MCL are a tribute to the collective expertise and hard work of the BeiGene team. With two product approvals covering four indications in China and one in the United States in merely seven months, we continue to focus on execution in advancing our broad portfolio,” commented John V. Oyler, Co-Founder, Chief Executive Officer, and Chairman of BeiGene.
“Following in the footsteps of tislelizumab, BRUKINSA is the second BeiGene internally-developed drug approved in China, another significant expansion in our growing commercial portfolio. These approvals would not have been possible without the many clinicians and patients who participated in our trials and the support of the health authorities,” commented Xiaobin Wu, Ph.D., General Manager of China and President of BeiGene. “We look forward to launching BRUKINSA in China, a potentially best-in-class BTK inhibitor with extensive global data from nine Phase 3 or potentially registration-enabling studies including a head-to-head comparison trial that was recently presented at the American Society of Clinical Oncology Annual Meeting.”
The NMPA Approval in R/R CLL/SLL
The NMPA approval of BRUKINSA in patients with R/R CLL/SLL is based on results from a single-arm pivotal Phase 2 trial conducted in 91 patients (82 with R/R CLL; nine with R/R SLL) in China (NCT03206918; BGB-3111-205). Clinical efficacy data in the BRUKINSA label in China, as assessed by independent review committee (IRC) per iwCLL 2008 criteria for CLL and

Lugano Classification 2014 for SLL, include an overall response rate (ORR) of 62.6%, including a complete response (CR) rate of 3.3%, a partial response (PR) rate of 59.3%, and the PR with lymphocytosis (PR-L) rate was 22%.
The most common adverse reactions reported in the label in China (≥10%) were neutropenia (68.1%), thrombocytopenia (40.7%), hematuria (35.2%), purpura (34.1%), anemia (23.1%), leukopenia (18.7%), pneumonia (18.7%), upper respiratory tract infection (15.4%), hemorrhage (14.3%), and rash (12.1%). The incidence of Grade ≥3 adverse reactions was 69.2%. The incidence of serious adverse reactions was 19.8%, and the most common serious adverse reaction was pneumonia (11.0%).
“The approval of BRUKINSA will provide an important treatment option for Chinese patients with relapsed/refractory CLL/SLL. In addition to BRUKINSA’s significant anti-tumor activity evidenced by an ORR of more than 60%, the drug demonstrated a favorable safety and tolerability profile,” commented Jianyong Li, M.D., Professor and Director of the Department of Hematology and Director of the Pukou CLL Center at the First Affiliated Hospital of Nanjing Medical University.
The NMPA Approval in R/R MCL
The NMPA approval of BRUKINSA in patients with R/R MCL is based on results from a single-arm pivotal Phase 2 trial conducted in 86 patients in China (NCT03206970; BGB-3111-206). Clinical efficacy data in the BRUKINSA label in China, as assessed by IRC per Lugano Classification 2014, include the ORR of 83.7%, including a CR rate of 68.6% and a partial response PR rate of 15.1%.
The most common adverse reactions (≥10%) reported in the label in China were neutropenia (47.7%), rash (32.6%), leukopenia (31.4%), thrombocytopenia (30.2%), and anemia (11.6%). The incidence of serious adverse reactions was 15.1%, and common serious adverse reactions (≥2%) included pneumonia (8.1%), hemorrhage (2.3%), and thrombocytopenia (2.3%).
“BRUKINSA has shown promise in hematologic malignancies including in patients with relapsed/refractory MCL. With robust results including a 68.6% CR rate in the MCL trial, we are optimistic and excited about the clinical benefits BRUKINSA can bring to these patients,” said Jun Zhu, M.D., Ph.D., Professor and Director of the Department of Internal Medicine and Lymphoma, Peking University Cancer Hospital.
The recommended dose of BRUKINSA in Chinese Package Insert is 160 mg twice daily taken orally with or without food. The dose may be adjusted for adverse reactions, and reduced for patients with severe hepatic impairment and certain drug interactions.
About Chronic Lymphocytic Leukemia or Small Lymphocytic Lymphoma
Chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL) are forms of non-Hodgkin lymphoma, a type of blood cancer, that arise from B lymphocytes. CLL and SLL are essentially the same disease, with the only difference being the location where the cancer primarily occurs.1 When most of the cancer cells are located in the peripheral blood and the bone marrow, the disease is referred to as CLL, although the lymph nodes and spleen are often involved. When the cancer cells are located mostly in the lymph nodes, the disease is called SLL.2 According to epidemiological statistics, 88,200 patients are newly diagnosed with lymphoma each year in China, with NHL accounting for approximately 91%. Among all the NHL incidences, patients with B-cell NHL account for 66%, and CLL or SLL accounts for approximately 6.4% of all B-cell NHL incidences, indicating that the number of patients with CLL/SLL reaches approximately 3,390 in all patients (88,200) newly diagnosed with lymphoma each year.3
About Mantle Cell Lymphoma
Lymphoma is a diverse group of cancers that originate from B-, T- or NK-cells. MCL is typically an aggressive form of non-Hodgkin’s lymphoma (NHL) that arises from B-cells originating in the “mantle zone.” 4 According to epidemiological statistics, 88,200 patients are newly diagnosed with lymphoma each year in China, with NHL accounting for approximately 91%. Among all the NHL incidences, patients with B-cell NHL account for 66%, and MCL accounts for approximately 5% of B-cell NHL incidences, equivalent to over 2,600 newly diagnosed cases each year. 5 MCL usually has a poor prognosis, with a median survival of three to four years 6, and is often diagnosed at a later stage of disease.
About BRUKINSA™ (zanubrutinib)
BRUKINSA (zanubrutinib) is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad pivotal clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies.
BRUKINSA was granted accelerated approval by the U.S. FDA to treat adult patients with MCL who have received at least one prior therapy in November 2019. This accelerated approval is based on overall response rate (ORR). Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. BRUKINSA was granted approval in China for the treatment of MCL in adult patients who have received at least one prior therapy and CLL or SLL in adult patients who have received at least one prior therapy in May 2020.
BRUKINSA is not approved for use outside of the United States and China.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)
Warnings and Precautions
Hemorrhage
Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher bleeding events including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 2% of patients treated with BRUKINSA monotherapy. Bleeding events of any grade, including purpura and petechiae, occurred in 50% of patients treated with BRUKINSA monotherapy.
Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.
Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.
Infections
Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 23% of patients treated with BRUKINSA monotherapy. The most common Grade 3 or higher infection was pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.
Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.
Cytopenias
Grade 3 or 4 cytopenias, including neutropenia (27%), thrombocytopenia (10%) and anemia (8%) based on laboratory measurements, were reported in patients treated with BRUKINSA monotherapy.
Monitor complete blood counts during treatment and treat using growth factor or transfusions, as needed.

Second Primary Malignancies
Second primary malignancies, including non-skin carcinoma, have occurred in 9% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was skin cancer (basal cell carcinoma and squamous cell carcinoma of skin), reported in 6% of patients. Advise patients to use sun protection.
Cardiac Arrhythmias
Atrial fibrillation and atrial flutter have occurred in 2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 0.6% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.
Embryo-Fetal Toxicity
Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity, including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for at least 1 week after the last dose. Advise men to avoid fathering a child during treatment and for at least 1 week after the last dose. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.
Adverse Reactions
The most common adverse reactions in > 10% of patients who received BRUKINSA were neutrophil count decreased (53%), platelet count decreased (39%), upper respiratory tract infection (38%), white blood cell count decreased (30%), hemoglobin decreased (29%), rash (25%), bruising (23%), diarrhea (20%), cough (20%), musculoskeletal pain (19%), pneumonia (18%), urinary tract infection (13%), hematuria (12%), fatigue (11%), constipation (11%), and hemorrhage (10%). The most frequent serious adverse reactions were pneumonia (11%) and hemorrhage (5%).
Of the 118 patients with MCL treated with BRUKINSA, 8 (7%) patients discontinued treatment due to adverse reactions in the trials. The most frequent adverse reaction leading to treatment discontinuation was pneumonia (3.4%). One (0.8%) patient experienced an adverse reaction leading to dose reduction (hepatitis B).

Drug Interactions
CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For coadministration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.
CYP3A Inducers: Avoid coadministration with moderate or strong CYP3A inducers.
Specific Populations
Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.
INDICATION
BRUKINSA is a kinase inhibitor indicated for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.
This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.
Please see full U.S. Prescribing Information at beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at beigene.com/PDF/BRUKINSAUSPPI.pdf
About the Zanubrutinib Clinical Trial Program
Clinical trials of zanubrutinib include:

•	Fully-enrolled Phase 3 ASPEN clinical trial in patients with Waldenström’s macroglobulinemia (WM) comparing zanubrutinib to ibrutinib (NCT03053440), currently the only approved BTK inhibitor for WM;

•
Phase 3 SEQUOIA trial comparing zanubrutinib with bendamustine plus rituximab in patients with treatment-naive (TN) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) (NCT03336333);

•	Phase 3 ALPINE trial comparing zanubrutinib to ibrutinib in patients with relapsed/refractory (R/R) CLL/SLL (NCT03734016);

•	Phase 2 trial in combination with GAZYVA® (obinutuzumab) in patients with R/R follicular lymphoma (FL) (NCT03332017);

•	Phase 3 trial comparing zanubrutinib and rituximab to bendamustine and rituximab in patients with untreated MCL (NCT04002297);

•	Phase 2 MAGNOLIA trial in patients with R/R marginal zone lymphoma (MZL) (NCT03846427);

•	Phase 2 ROSEWOOD trial (NCT03332017) in China comparing obinutuzumab and zanubrutinib vs obinutuzumab alone in treating patients with R/R FL;

•	Phase 2 trial (NCT04382586) in the U.S. comparing zanubrutinib plus supportive care, to placebo plus supportive care for the treatment of patients with COVID-19 disease and pulmonary distress

•	Phase 2 trial (NCT03332173) in China in patients with WM; and

•	Completed Phase 2 trials in China in patients with R/R MCL (NCT03206970) and R/R CLL/SLL (NCT03206918).
About BeiGene
BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 3,800+ employees in China, the United States, Australia, and Europe are committed to expediting the development of a diverse pipeline of novel therapeutics for cancer. We currently market two internally-discovered oncology products: BTK inhibitor BRUKINSA™ (zanubrutinib) in the United States, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s plans and expectations for the commercialization of BRUKINSA, the potential implications of clinical data for patients, and BeiGene’s further advancement of, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA and its other products and product candidates. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.
Investor Contact        Media Contact
Craig West            Liza Heapes or Vivian Ni
+1 857-302-5189        + 1 857-302-7596
ir@beigene.com        media@beigene.com
1 “Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma” Fact Sheet, Lymphoma Research Foundation. Accessed at: https://www.lymphoma.org/wp-content/uploads/2018/04/LRF_FACTSHEET_CLL_SLL.pdf

 2 Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma,” Lymphoma Research Foundation. Accessed at: https://www.lymphoma.org/aboutlymphoma/cll/

3 Chen W, Zheng R , Baade P D , et al. Cancer statistics in China, 2015[J]. CA: A Cancer Journal for Clinicians, 2016, 66(2):115-132.
4 https://www.lls.org/sites/default/files/file_assets/mantlecelllymphoma.pdf

5 Li, et al. Journal of Diagnostics Concepts & Practice, 2012,11(2): 111-115
6 Philip J. Bierman, James O. Armitage, in Goldman's Cecil Medicine (Twenty Fourth Edition), 2012.